Exhibit 10.4

Binding Patent Purchase Agreement

01 May 2022

H S Pharmaceuticals, LLC

820 S Main St. Unit 103

Greenville, SC 29601

Re: Sale of Intellectual Property

Gentlemen:

This letter agreement is entered into, as of May _, 2022 (the "Effective Date"), by and between Xcelerate, Inc., a Florida corporation, with its principal place of business located at 110 Renaissance Circle Mauldin, SC 29662 ("Purchaser"), and HS Pharmaceuticals, LLC, a South Carolina LLC, with its principal place of business located at 820 South Main St. Greenville, SC 29601 ("Seller"), sets forth our agreement and understanding as to the essential terms of the sale to the Purchaser by the Seller of the Seller's interests in certain provisional patent applications, non-provisional patent applications, patents, and/or related foreign patents and applications. The parties intend this letter agreement to be binding and enforceable, and that it will inure to the benefit of the parties and their respective successors and assigns. The parties hereby agree as follows:

1. Purchased Assets. Upon the Closing, Seller hereby sells, assigns, transfers, and conveys to Purchaser all right, title and interest in and to all of the following;

(a) inventions, invention disclosures, and discoveries specifically disclosed in any of the Patents as more specifically outlined in Exhibit A to this letter and subject to the exclusions contained therein;

(b) rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any of the Patents and the inventions, invention disclosures, and discoveries specifically disclosed therein;

(c) causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Patents and/or the rights described in subparagraph 4.2(b), including, without limitation, all causes of action and other enforcement rights for damages, injunctive relief, and any other remedies of any kind for past, current and future infringement;

2. Assumed Liabilities. The Purchaser will assume, as of the closing date, only those liabilities and obligations (i) arising from, and at the sole discretion of, the Purchaser in connection with the research, development and commercialization of the Purchased Assets after the closing date, and (ii) arising after the closing date in connection with the performance by the Purchaser of the contracts and agreements associated with the Purchased Assets.

3. Sellers Right to Re-Acquire Certain Purchased Assets. Purchaser will relinquish and return to Seller, all Purchasers' interests in the Purchased Assets, or portion thereof, for which agreed upon research projects are not funded, and the research studies have not commenced within 2 years from the date of signing the final agreement.

4. Purchase Price. The purchase price will be the issuance, by the Purchaser to the Seller, of Ten Million (10,000,000) shares of the restricted common stock of the Purchaser (the "Xcelerate Shares"). These Xcelerate Shares to be issued concurrent with the delivery, by the Seller to the Purchaser, of the necessary assignments of the Purchased Assets. The parties have agreed that, as further consideration, the purchaser agrees, at its' sole discretion and expense, to further develop the research and or commercialization of any of all of the Purchased assets. The Purchaser agrees that, should such development result in income from the marketing, licensing or sale of any or all of the Purchased Assets, it will account for all of its' expenses related to that income and, after reimbursing itself for those expenses, share the resulting net profit, if any, with the Seller on a 50/50.

5. Representations of Seller: Seller hereby represents and warrants to Purchaser as follows:

5.1 Organization. Seller is a corporation duly organized, validly existing and in good standing, under the laws of South Carolina.

5.2 Ownership of the Assigned Patents and Contest. Seller owns all rights, title and interest in and to the Assigned Patents free and clear of any Liens and has the right and power to assign the Assigned Patents to Purchaser free and clear of any Liens except to the Seller as specified in this Agreement. There are no actions, suits, claims or proceedings to which Seller is a party that is pending or, to the knowledge of Seller, threatened, to the knowledge of Seller there is no investigation pending, and Seller has not received written communications or correspondence in the twelve (12) months prior to the date hereof that challenges the validity, enforcement, construction, use or ownership of the Assigned Patents. There are no orders, decisions, injunctions, judgments, decrees or rulings enacted, adopted, promulgated or applied by a Governmental Authority binding the Seller or, to the knowledge of Seller, any of its properties comprising any portion of the Assigned Patents, which (i) restrict any of Seller's rights, or would, to the knowledge of Seller, restrict any of Purchaser's, or any of its successors' and assigns' rights, in or to the Assigned Patents. There is no current suit, action or proceeding to which Seller or any of its Affiliates is a party or, to the knowledge of Seller, any other current suit, action or proceeding in which any third party has asserted that the Assigned Patent is not solely owned by Seller, that the Assigned Patents may not be assigned to Purchaser on the terms set forth herein. No Affiliate of Seller is the owner or exclusive licensee of the Assigned Patents. Notwithstanding any of the foregoing, actions and other determinations received from the USPTO or equivalent patent agencies in foreign jurisdictions in the ordinary course of patent prosecution shall not be deemed, in and of itself, to render inaccurate any of the representations or warranties set forth in this Section 5. Notwithstanding any of the foregoing, the Parties recognize that the assignment of In-licensed IP (as described in Exhibit A) to Purchaser under this Agreement, requires the consent of MRC and LifeArc, a United Kingdom entity, and Seller will work diligently to get consent in a timely manner, Seller makes no representation or warranty that such consent will be granted.

5.3 Authority Relative to Agreements. Seller has all necessary corporate power and authority and has taken all corporate actions necessary including the requisite Manager and/or member approval, to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Transaction in accordance with the terms hereof and thereof. The execution and delivery of this Agreement by Seller and the consummation by Seller of the Transaction contemplated hereby and thereby, including without limitation the Patent Sale, have been unanimously approved by the Board of Directors of Seller and otherwise duly and validly authorized by all necessary corporate action, and no other corporate or other organizational proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement or to consummate the Transaction contemplated hereby and thereby, including without limitation the Patent Sale. This Agreement has been when executed will be duly and validly executed and delivered by Seller, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitute (or when executed will constitute) valid, legal and binding agreements and obligations of Seller enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors' rights generally and by general principles of equity.

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5.4 No Conflict; Required Filings and Consents. Neither of the execution and delivery of this Agreement by Seller, the consummation by Seller of the Patent Sale or any other transaction contemplated hereby and thereby, or Seller's compliance with any of the provisions of this Agreement will (a) conflict with or violate the Seller Charter Documents, (b) except for filings, if any, required to be made under any applicable U.S. or foreign competition, antitrust, Patent Sale control or investment Laws that require Seller to make or obtain any filing with or any permit, authorization, consent or approval of any Governmental Authority or other person, (c) result in a material breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to the creation of any material Lien or any right of termination, amendment, cancellation or acceleration) under, any of the te1ms, conditions or provisions of any material contract to which Seller is a party or by which Seller or any of its properties or assets are bound which affect the Assigned Patents or the Transaction, or (d) violate any applicable law, other than, in the case of clauses (c) and (d), any such breach, violation, infringement, default, right, termination, amendment, acceleration, cancellation or Lien that would not have, individually or in the aggregate, a material effect on the Assigned Patents which, on or after the Patent Sale Closing, would be reasonably likely to result in Purchaser being deprived of a significant portion of the value of the Transaction.

5.5 Assigned Patents Documentation. Seller has provided Purchaser with, or made available to Purchaser, true and correct copies of all material pertaining to the Assigned Patents. Seller has made the Assigned Patents files available for Purchaser's review at Seller's place of business that is in Seller's possession or of which Seller has knowledge, subject to redaction of financial and other sensitive terms that do not impact title or rights in or to the Assigned Patents and do not impact any obligations or liability on Purchaser.

5.6 Third-Party Agreements. Seller has made available to Purchaser copies of all Third-Party Agreements pertaining to the Assigned Patents and such copies are true and correct in all material respects.

5.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of Seller contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the sale of the Assets based upon arrangements made by or on behalf of the Seller or any of its Representatives.

5.9 Restricted Securities. The Seller understands that the Xcelerate Shares have not been, and will not be, registered under the Securities Act, are being issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller's representations as expressed herein. The Seller understands that the Shares are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller and its assigns must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Seller acknowledges that the Purchaser has no obligation to register or qualify the Shares for resale. The Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Purchaser which are outside of the Seller's control, and which the Purchaser is under no obligation and may not be able to satisfy.

5.10 Legends. The Seller understands that the certificate representing ownership of the Shares may be notated with the following legend:

"THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE AFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

6. Pre-Closing Covenants. The parties will use their reasonable best efforts to obtain all necessary third-party and government consents (including all certificates, permits and approvals required in connection with the purchase.

7. Conditions to Obligation. The Purchaser and the Seller will be obligated to consummate the acquisition of the Purchased Assets unless the Purchaser has failed to obtain, despite the parties' reasonable best efforts, all certificates, permits and approvals that are required in connection with Purchaser's acquisition of the Purchased Assets.

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8. Expenses. Each party will pay all of its expenses, including legal fees, incurred m connection with the acquisition of the Business.

9. Indemnification: The Seller represents and warrants that the Purchaser will not incur any liability in connection with the consummation of the acquisition of the Purchased Assets to any third party with whom the Seller or its agents have had discussions regarding the disposition of the Purchased Assets, and the Seller agrees to indemnify, defend and hold harmless the Purchaser, its officers, directors, stockholders, lenders and affiliates from any claims by or liabilities to such third parties, including any legal or other expenses incurred in connection with the defense of such claims.

10. Miscellaneous Provisions.

10.1 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

10.2 Fees and Expenses. Each party shall be responsible for their own fees and expenses.

10.3 Attorneys' Fees. If any legal action or other legal proceeding relating to this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by email transmission with proof of receipt,) to the address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties hereto):

If to the Seller:

If to Purchaser:

10.5 Time of the Essence. Time is of the essence of this Agreement.

10.6 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.8 Governing Law; Venue

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Florida (without giving effect to principles of conflicts of laws).

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(b) The Purchaser and the Seller agree that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against the Seller in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

10.9 Successors and Assigns; Parties in Interest.

(a) This Agreement shall be binding upon: the Seller and its successors and assigns (if any) and the Purchaser and their successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller; the Purchaser; the other Indemnitees (subject to Section 9.6); and the respective successors and assigns (if any) of the foregoing.

(b) Purchaser may freely assign any or all of their respective rights under this Agreement (including their indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other Person. The Seller shall not be pe1mitted to assign any of its rights or delegate any of its obligations under this Agreement without the p1ior written consent of the Purchaser.

(c) Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement, and (ii) no creditor of the Seller shall have any rights under this.

10.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The Seller agrees that: (a) in the event of any Breach or threatened Breach by the Seller of any covenant, obligation or other provision set forth in this Agreement, the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) neither the Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

10.11 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

10.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.14 Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

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If you agree with the terms of this letter agreement, please sign in the space provided below and return a signed copy to, email, to mfo@frgi.net. Upon receipt of a signed copy of this letter, we will proceed with our plans for consummating the transaction in a timely manner.

Very truly yours,

Xcelerate, Inc.

By: /s/ Michael F. O'Shea

Michael F. O'Shea

Its: C.E.O.

HS Pharmaceuticals, LLC

By: /s/ Jon Wilken

Its: CEO

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